Exhibit 99.1

One Lincoln Street
Boston, MA 02111
United States of America
News Release

Investor Contact: Valerie Haertel	Media Contact: Hannah Grove
+1 617/664-3477	+1 617/664-3377

STATE STREET REPORTS FIRST-QUARTER 2014 GAAP-BASIS EPS OF $0.81, WHICH REFLECTS $0.11 PER SHARE OF SEVERANCE COSTS TO REALIGN STAFFING, ON REVENUE OF $2.49 BILLION

ON AN OPERATING BASIS1, FIRST-QUARTER 2014 EPS WAS $0.99 ON REVENUE OF $2.56 BILLION

STRONG CAPITAL POSITION ENABLES AUTHORIZATION TO PURCHASE UP TO $1.7 BILLION OF COMMON STOCK THROUGH MARCH 31, 2015

Boston, MA ...April 25, 2014

In announcing today's financial results, Joseph L. Hooley, State Street's chairman, president and chief executive officer, said, "Delivering value to our clients and shareholders is our core mission. We remain focused on our key priorities - increasing revenue, controlling expenses, investing in growth opportunities, and optimizing our capital structure to create long-term value. We are responding to the challenges presented by low interest rates and conservative investor risk appetite by realigning our staffing to support our goal of positive operating leverage for the full year."

"Client demand for our products, services, and solutions remains strong. New asset servicing wins totaled $189 billion for the quarter, which included 25 new mandates in alternative investment servicing where we hold a leadership position and see additional opportunities for growth."

"We continue to prioritize returning capital to our shareholders. During the first quarter of 2014, we completed the final phase of our $2.1 billion common stock purchase program announced in March 2013 with the purchase of approximately 6.1 million shares of our common stock at an aggregate cost of approximately $420 million. The recently completed Federal Reserve Comprehensive Capital Analysis and Review, or CCAR, process demonstrated our strong capital position and our Board of Directors approved a $1.7 billion common stock purchase program effective through March 31, 2015. Our 2014 capital plan also includes a proposed increase in our quarterly common stock dividend to $0.30 per share starting in the second quarter of 2014, subject to consideration and approval by our Board of Directors."
First-Quarter 2014 GAAP Results

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Earnings per common share (EPS) of $0.81 decreased from $1.22 in the fourth quarter of 2013 and from $0.98 in the first quarter of 2013. First-quarter 2014 results included pre-tax severance costs of $72 million, or $0.11 per share, related to staff reductions to realign our cost base to support our goal of positive operating leverage for the full year while continuing to invest in growth opportunities and meet evolving regulatory requirements. Additionally, compared to the fourth quarter of 2013, first-quarter 2014 pre-tax expenses and EPS included an incremental $146 million, or $0.23 per share (up from $118 million, or $0.18 per share, recorded in the first quarter of 2013), primarily associated with the seasonal deferred incentive compensation expense for retirement-eligible employees and payroll taxes.

•	Net income available to common shareholders of $356 million decreased from $545 million in the fourth quarter of 2013 and from $455 million in the first quarter of 2013.

•	Revenue of $2.49 billion increased from $2.46 billion in the fourth quarter of 2013 and from $2.44 billion in the first quarter of 2013.

•	Net interest revenue of $555 million decreased from $585 million in the fourth quarter of 2013 and from $576 million in the first quarter of 2013.

•	Expenses of $2.03 billion increased from $1.85 billion in the fourth quarter of 2013 and from $1.83 billion in the first quarter of 2013.

•	Return on average common shareholders' equity (ROE) of 7.2% decreased from 10.9% in the fourth quarter of 2013 and from 9.1% in the first quarter of 2013.
First-Quarter 2014 Operating-Basis (Non-GAAP) Results1

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EPS of $0.99 decreased from $1.15 in the fourth quarter of 2013 and increased from $0.96 in the first quarter of 2013. Compared to the fourth quarter of 2013, first-quarter 2014 pre-tax expenses and EPS included an incremental $146 million, or $0.23 per share (up from $118 million, or $0.18 per share, recorded in the first quarter of 2013), primarily associated with the seasonal deferred incentive compensation expense for retirement-eligible employees and payroll taxes.

•	Net income available to common shareholders of $433 million decreased from $514 million in the fourth quarter of 2013 and from $443 million in the first quarter of 2013.

•	Revenue of $2.56 billion increased from $2.53 billion in the fourth quarter of 2013 and from $2.47 billion in the first quarter of 2013.

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Net interest revenue of $572 million decreased from $596 million in the fourth quarter of 2013 and from $577 million in the first quarter of 2013. Operating-basis net interest revenue excluded discount accretion on former conduit securities of $27 million, $31 million and $31 million for the respective quarters and is presented on a fully taxable-equivalent basis.

•	Expenses of $1.92 billion increased from $1.76 billion in the fourth quarter of 2013 and from $1.81 billion in the first quarter of 2013.

•	ROE of 8.8% decreased from 10.3% in the fourth quarter of 2013 and from 8.9% in the first quarter of 2013.
First-Quarter 2014 Highlights

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First-quarter 2014 results reflected $72 million of pre-tax severance costs related to staff reductions to realign our expense base in response to the current environment. We expect these staff reductions to generate pre-tax savings of approximately $40 million on an annualized basis in 2015.

•	New business[2] New asset servicing mandates during the first quarter of 2014 totaled $189 billion and net new assets to be managed were $4 billion.

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Business Operations and Information Technology Transformation program[3] Total incremental pre-tax expense savings for full-year 2014, including the first quarter, are expected to be approximately $130 million.

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Capital[4] Our tier 1 common ratio as of March 31, 2014, calculated under currently applicable regulatory requirements, was 16.4%. Our estimated pro forma Basel III tier 1 common ratio as of March 31, 2014 was 11.1% (standardized approach) and 13.2% (advanced approach), each calculated in conformity with the Basel III final rule.

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Return of capital to shareholders Purchased approximately $420 million of our common stock at an average price of $69.14 per share, and declared a quarterly common stock dividend of $0.26 per share in the first quarter of 2014.

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Results of recently completed 2014 CCAR Demonstrated our continued strong capital position. After the annual CCAR process was completed in March 2014, our Board of Directors approved a new common stock purchase program authorizing the purchase of up to $1.7 billion of our common stock through March 31, 2015. Additionally, our 2014 capital plan includes a proposed quarterly common stock dividend of $0.30 per share starting in the second quarter of 2014, subject to consideration and approval by our Board of Directors at its regularly scheduled meeting in May.

1 Operating basis is a non-GAAP presentation. For an explanation of operating-basis information and related reconciliations, refer to the addendum included with this news release.
2 New business in assets to be serviced is reflected in our assets under custody and administration after we begin servicing the assets, and net new business in assets to be managed is reflected in our assets under management after we begin managing the assets. As such, only a portion of these new asset servicing and asset management mandates is reflected in our assets under custody and administration and assets under management, as the case may be, as of March 31, 2014. Distribution fees from the SPDR® Gold Exchange-Traded Fund, or ETF, are recorded in brokerage and other fee revenue and not in management fee revenue.
3 Estimated pre-tax expense savings relate only to the Business Operations and Information Technology Transformation program and are based on projected improvement from our total 2010 operating-basis expenses. Our actual total expenses have increased since 2010, and may increase or decrease in the future, due to other factors.
4 Our estimated pro forma Basel III tier 1 common ratios are preliminary estimates by State Street, calculated in conformity with the advanced and standardized approaches in the Basel III final rule. Refer to the “Capital” section of this news release for important information about the Basel III final rule, our calculations of our tier 1 common ratios thereunder, factors that could influence State Street's calculations of its tier 1 common ratios and other information about our capital ratios. Unless otherwise specified, all capital ratios referenced in this news release refer to State Street Corporation and not State Street Bank and Trust Company. Refer to the addendum included with this news release for a further description of these ratios, and for reconciliations applicable to our tier 1 common ratio.

Non-GAAP Financial Measures
In addition to presenting State Street's financial results in conformity with U.S. generally accepted accounting principles, or GAAP, management also presents results on a non-GAAP, or operating basis, in order to highlight comparable financial trends with respect to State Street's business operations from period to period. Summary results presented on a GAAP basis, descriptions of our non-GAAP, or operating-basis, financial measures, and reconciliations of operating-basis information to GAAP-basis information are provided in the addendum included with this news release.
The table below provides a summary of selected financial information and key ratios for the indicated periods, presented on an operating, or non-GAAP, basis where noted. Amounts are presented in millions of dollars, except for per-share amounts or where otherwise noted.

Financial Highlights[1]
(Dollars in millions)	Q1 2014	Q4 2013	% Increase (Decrease)	Q1 2013	% Increase (Decrease)
Total revenue[1]	$2,559	$2,528	1.2%	$2,470	3.6%
Total expenses[1]	1,917	1,760	8.9	1,812	5.8
Net income available to common shareholders[1]	433	514	(15.8)	443	(2.3)
Earnings per common share[1]	.99	1.15	(13.9)	.96	3.1
Return on average common equity[1]	8.8%	10.3%	(150) bps	8.9%	(10) bps
Total assets as of period-end	$256,663	$243,291	5.5%	$218,189	17.6%
Quarterly average total assets	215,569	210,915	2.2	208,265	3.5
Net interest margin[1]	1.24%	1.30%	(6) bps	1.31%	(7) bps
Net unrealized gains (losses) on investment securities, after-tax, as of period-end	$124	$(213)		$817

1 Presented on an operating basis, a non-GAAP presentation. Refer to the addendum included with this news release for explanations of our non-GAAP financial measures and for reconciliations of our operating-basis financial information.

Assets Under Custody and Administration and Assets Under Management
(Dollars in billions)	Q1 2014	Q4 2013	% Increase (Decrease)	Q1 2013	% Increase (Decrease)
Assets under custody and administration[1,2]	$27,477	$27,427	0.2%	$25,422	8.1%
Assets under management[2]	2,381	2,345	1.5	2,176	9.4
Market Indices:
S&P 500® daily average	1,835	1,769	3.7	1,514	21.2
MSCI EAFE® daily average	1,894	1,860	1.8	1,668	13.5
S&P 500® average of month-end	1,838	1,804	1.9	1,527	20.4
MSCI EAFE® average of month-end	1,896	1,894	0.1	1,676	13.1

1 Includes assets under custody of $20,996 billion, $20,411 billion and $18,588 billion, as of March 31, 2014, December 31, 2013 and March 31, 2013, respectively.
2 As of period-end.

Revenue
The following table provides the components of our operating-basis (non-GAAP) revenue1 for the periods noted:

(Dollars in millions)	Q1 2014	Q4 2013	% Increase (Decrease)	Q1 2013	% Increase (Decrease)
Servicing fees	$1,238	$1,232	0.5%	$1,175	5.4%
Management fees	292	290	0.7	263	11.0
Trading services revenue:
Foreign-exchange trading	134	125	7.2	146	(8.2)
Brokerage and other fees	105	103	1.9	135	(22.2)
Total trading services revenue	239	228	4.8	281	(14.9)
Securities finance revenue	85	76	11.8	78	9.0
Processing fees and other revenue[1,2]	127	106	19.8	94	35.1
Total fee revenue	1,981	1,932	2.5	1,891	4.8
Net interest revenue[1,3]	572	596	(4.0)	577	(0.9)
Gains (losses) related to investment securities, net	6	—	—	2	200.0
Total Operating-Basis Revenue[1]	$2,559	$2,528	1.2%	$2,470	3.6%

1 Presented on an operating basis, a non-GAAP presentation. Refer to the addendum included with this news release for explanations of our non-GAAP financial measures and for reconciliations of our operating-basis financial information.
2 Processing fees and other revenue for the first quarter of 2014, fourth quarter of 2013 and first quarter of 2013, presented in the table, included tax-equivalent adjustments of $57 million, $53 million and $34 million, respectively, related to tax credits generated by tax-advantaged investments. GAAP-basis processing fees and other revenue for these periods was $70 million, $53 million and $60 million, respectively.
3 Net interest revenue for the first quarter of 2014, fourth quarter of 2013 and first quarter of 2013, presented in the table, included tax-equivalent adjustments of $44 million, $42 million and $32 million, respectively, and excluded conduit-related discount accretion of $27 million, $31 million and $31 million, respectively. GAAP-basis net interest revenue for these periods was $555 million, $585 million and $576 million, respectively. The Company expects to record aggregate pre-tax conduit-related accretion of approximately $548 million in interest revenue from April 1, 2014 through the remaining lives of the former conduit securities. This expectation is based on numerous assumptions, including holding the securities to maturity, anticipated pre-payment speeds and credit quality.
Servicing fees of $1.24 billion in the first quarter of 2014 increased 0.5% from the fourth quarter of 2013, primarily due to stronger global equity markets and net new business, partially offset by lower transaction-related revenue. Compared to the first quarter of 2013, servicing fees increased 5.4%, due to stronger global equity markets and net new business.
Management fees of $292 million in the first quarter of 2014 increased 0.7% from the fourth quarter of 2013, primarily due to net new business and stronger global equity markets, partially offset by lower performance fees. Compared to the first quarter of 2013, management fees increased 11.0%, primarily due to stronger global equity markets.
Foreign-exchange trading revenue increased 7.2% from the fourth quarter of 2013 due to higher volumes and volatility. Compared to the first quarter of 2013, foreign exchange trading revenue decreased 8.2% due to lower volatility, partially offset by higher volumes. Brokerage and other fees increased 1.9% from the fourth quarter of 2013 to $105 million. Compared to the first quarter of 2013, brokerage and other fees decreased 22.2%, primarily due to lower electronic trading and lower distribution fees associated with the SPDR® Gold ETF.
Securities finance revenue of $85 million in the first quarter of 2014 increased 11.8% from the fourth quarter of 2013, primarily due to higher spreads and volumes. Compared to the first quarter of 2013, securities finance revenue increased 9.0%, primarily due to new business in enhanced custody.

Processing fees and other revenue of $127 million in the first quarter of 2014 increased 19.8% from the fourth quarter of 2013, primarily due to an increase in revenue from joint ventures, tax-advantaged investments and certain portfolio transition services. Compared to the first quarter of 2013, processing fees and other revenue increased 35.1%, primarily due to higher fee revenue associated with our investment in bank-owned life insurance, a more favorable counterparty valuation adjustment in the first quarter of 2014, and higher revenue from tax-advantaged investments. See notes (1) and (2) to the table above for a description of the presentation of operating-basis processing fees and other revenue.
Net interest revenue of $572 million in the first quarter of 2014 decreased 4.0% from the fourth quarter of 2013, primarily due to $19 million of interest revenue recorded in the fourth quarter of 2013 associated with a municipal security that had been previously impaired and lower yields on interest-earning assets. Compared to the first quarter of 2013, net interest revenue decreased 0.9%, primarily due to lower yields on interest-earning assets, partially offset by lower interest expense. See notes (1) and (3) to the table above for a description of the presentation of operating-basis net interest revenue.
Net interest margin, including balances held at the Federal Reserve and other central banks, decreased to 124 basis points in the first quarter of 2014 from 130 basis points in the fourth quarter of 2013 and 131 basis points in the first quarter of 2013. Refer to the addendum included with this news release for reconciliations of our net interest margin.
Expenses
The following table provides the components of our operating-basis (non-GAAP)1 expenses for the periods noted:

(Dollars in millions)	Q1 2014	Q4 2013	% Increase (Decrease)	Q1 2013	% Increase (Decrease)
Compensation and employee benefits[1,2]	$1,085	$934	16.2%	$1,035	4.8%
Information systems and communications	244	228	7.0	237	3.0
Transaction processing services	191	182	4.9	180	6.1
Occupancy	114	124	(8.1)	116	(1.7)
Other[1,3]	283	292	(3.1)	244	16.0
Total Operating-Basis Expenses[1]	$1,917	$1,760	8.9%	$1,812	5.8%

1 Presented on an operating basis, a non-GAAP presentation. Refer to the addendum included with this news release for explanations of our non- GAAP financial measures and for reconciliations of our operating-basis financial information.
2 Compensation and employee benefits expenses for the first quarter of 2014 and the fourth quarter of 2013, presented in the table, excluded severance costs of $72 million and $11 million, respectively, related to staff realignment and the reorganization of certain non-U.S. operations, respectively. GAAP-basis compensation and employee benefits expenses for the first quarter of 2014, fourth quarter of 2013 and first quarter of 2013 were $1,157 million, $945 million and $1,035 million, respectively.
3 GAAP-basis other expenses for the first quarter of 2014, fourth quarter of 2013 and first quarter of 2013 were $289 million, $337 million and $244 million, respectively.
Compensation and employee benefits expenses increased 16.2% in the first quarter of 2014 from the fourth quarter of 2013, primarily due to an incremental $146 million, or $0.23 per share, primarily associated with the seasonal deferred incentive compensation expense for retirement-eligible employees and payroll taxes. Compared to the first quarter of 2013, compensation and employee benefits expenses increased 4.8%, primarily due to higher incentive compensation and increased costs associated with installing new business, implementing additional regulatory and compliance requirements, and investing in growth opportunities. See notes (1) and (2) to the table above for a description of the presentation of operating-basis compensation and employee benefits expenses for the relevant periods.
Information systems and communications expenses increased 7.0% and 3.0% from the fourth quarter of 2013 and first quarter of 2013, respectively. The increase over both periods primarily reflects the planned transition of certain functions to external service providers as well as higher maintenance costs associated with the new technology implemented as part of the Business Operations and Information Technology Transformation program.
Transaction processing services expenses increased 4.9% and 6.1% from the fourth quarter of 2013 and the first quarter of 2013, respectively. The increase over both periods primarily reflects higher volumes and higher equity values in the investment servicing business.
Occupancy expenses of $114 million in the first quarter of 2014 decreased 8.1% from the fourth quarter of 2013 primarily due to the effect of a sublease renegotiation recorded in the fourth quarter of 2013. Occupancy expenses decreased 1.7% from the first quarter of 2013.
Other expenses decreased 3.1% to $283 million in the first quarter of 2014 from $292 million in the fourth quarter of 2013, primarily due to lower securities processing, sales promotion, and professional services costs. Fourth-quarter 2013 other expenses included $28 million of Lehman Brothers-related gains and recoveries. Compared to the first quarter of 2013, other expenses increased 16.0%, primarily due to higher professional services associated with regulatory compliance costs and sales promotion costs. See notes (1) and (3) to the table above for a description of GAAP-basis other expenses for the relevant periods.

Income Taxes
Our first-quarter 2014 GAAP-basis effective tax rate was 20.3%, up from 9.7% in the fourth quarter of 2013, due to the $71 million out-of-period income tax benefit recorded in the fourth quarter of 2013 to adjust deferred taxes, and down from 23.8% in the first quarter of 2013, due primarily to an increase in tax-advantaged investments. Our first-quarter 2014 operating-basis tax rate was 31.2%, compared with 31.6% and 31.3%, respectively, in the fourth and first quarters of 2013.
Beginning with the first quarter of 2014, we are presenting our operating-basis effective tax rate to reflect the tax-equivalent adjustments associated with our investments in tax-exempt securities, low-income housing and alternative energy (“tax-advantaged investments”). Accordingly, the operating-basis effective tax rate includes the amount of the tax-equivalent adjustment for tax-advantaged investments as revenue and as additional income tax expense. This change has no effect on operating-basis revenue, pre-tax income, or after-tax earnings, and affects only the stated operating-basis effective tax rate. It will result in a more informative presentation of the ordinary rate of tax generated by State Street’s business activity. Refer to the addendum that accompanies this news release for a presentation of this new calculation.
Capital
The following table presents our capital ratios as of March 31, 2014, December 31, 2013 and March 31, 2013.

Capital ratios[1]	March 31, 2014	December 31, 2013	bps Increase (Decrease)	March 31, 2013	bps Increase (Decrease)
Total capital ratio	20.9%	19.7%	120 bps	19.2%	170 bps
Tier 1 capital ratio	18.2	17.3	90	18.0	20
Tier 1 leverage ratio	7.4	6.9	50	6.9	50
Tier 1 common ratio	16.4	15.5	90	16.1	30
Estimated pro forma Basel III tier 1 common ratios[2,3]:
Advanced	13.2	11.8	140	10.6	NA
Standardized	11.1	10.1	100	NA	NA
TCE ratio	6.7	6.6	10	7.1	(40)

NA: Not applicable.
1 Unless otherwise specified, all capital ratios referenced in the table above and elsewhere in this news release refer to State Street Corporation and not State Street Bank and Trust Company. Refer to the addendum included with this news release for a further description of these ratios, and for reconciliations applicable to State Street's tier 1 common and tangible common equity, or TCE, ratios presented in the table.
2 The estimated pro forma Basel III tier 1 common ratios as of March 31, 2014, December 31, 2013 and March 31, 2013, calculated in conformity with the advanced approach in the Basel III final rule (or, with respect to the March 31, 2013 estimate, in the June 2012 NPRs described below), reflect calculations and determinations with respect to our capital and related matters as of March 31, 2014, December 31, 2013 and March 31, 2013, respectively, based on State Street and external data, quantitative formulae, statistical models, historical correlations and assumptions, collectively referred to as “advanced systems”, in effect and used by us for those purposes as of the respective date of each estimate’s first public announcement. Significant components of these advanced systems involve the exercise of judgment by us and our regulators, and these advanced systems may not accurately represent or calculate the scenarios, circumstances, outputs or other results for which they are designed or intended. Due to the influence of changes in these advanced systems, whether resulting from changes in data inputs, regulation or regulatory supervision or interpretation, State Street-specific or market activities or experiences or other updates or factors, we expect our advanced systems and our capital ratios calculated in conformity with the Basel III framework will change and may be volatile over time, and that those latter changes or volatility could be material as calculated and measured from period to period. Refer to the addendum included with this news release for information concerning the specified capital ratios and for reconciliations of our estimated pro forma Basel III tier 1 common ratios to our tier 1 common ratio calculated under currently applicable regulatory requirements.
3 The increases in the estimated pro forma Basel III tier 1 common ratios calculated under both the advanced and standardized approaches as of March 31, 2014, compared to December 31, 2013, resulted primarily from an increase in tier 1 common equity as of March 31, 2014. This increase was due, in principal part, to a temporary reduction in the deduction of other intangible assets, net of related deferred tax liabilities permitted under the Basel III final rule. Under the Basel III final rule, the deduction is phased in at 20% per year beginning on January 1, 2014 through full implementation of the final rule on January 1, 2018. Tier 1 common equity calculated as of March 31, 2014 reflected a 20% deduction of other intangible assets, net of related deferred tax liabilities. Tier 1 common equity calculated as of December 31, 2013 reflected the full deduction.

In July 2013, the Federal Reserve issued a final rule intended to implement the Basel III framework in the U.S, referred to as the Basel III final rule. The Basel III final rule consolidated, with revisions, three separate Notices of Proposed Rulemaking, or NPRs, originally issued by the Federal Reserve in June 2012. Provisions of the Basel III final rule become effective under a transition timetable which began on January 1, 2014.

On February 21, 2014, we were notified by the Federal Reserve that we have completed our parallel run period and will be required to begin using the advanced approaches framework as provided in the Basel III final rule in the determination of our risk-based capital requirements. Pursuant to this notification, we will use the advanced approaches framework to calculate and publicly disclose our risk-based capital ratios beginning with the second quarter of 2014. Once the provisions of the Basel III final rule affecting capital are fully implemented effective January 1, 2015, the lower of the Basel III tier I common ratio calculated by us under the Basel III advanced approach or standardized approach will apply in the assessment of our capital adequacy for regulatory purposes.

The estimated pro forma Basel III tier 1 common ratios presented in the table above as of March 31, 2014 and December 31, 2013 are preliminary estimates by State Street, calculated in conformity with the advanced and standardized approaches in the Basel III final rule. Each of these calculations is based on State Street's present interpretations of the Basel III final rule as of the respective date of each estimate’s first public announcement. The estimated pro forma Basel III tier 1 common ratio presented in the table as of March 31, 2013 was a preliminary estimate by State Street, calculated in conformity with the advanced approach in the June 2012 NPRs, and has not been restated to conform to the Basel III final rule. We did not announce our estimated pro forma Basel III tier 1 common ratio calculated in conformity with the standardized approach as of March 31, 2013.

Additional Information
All earnings per share amounts represent fully diluted earnings per common share. Return on average common shareholders' equity is determined by dividing annualized net income available to common equity by average common shareholders' equity for the period. Operating-basis return on average common equity utilizes annualized operating-basis net income available to common equity in the calculation. Operating leverage is defined as the rate of growth of total revenue less the rate of growth of total expenses, each as determined on an operating basis.
Investor Conference Call
State Street will webcast an investor conference call today, Friday, April 25, 2014, at 9:30 a.m. EDT, available at www.statestreet.com/stockholder. The conference call will also be available via telephone, at +1 888/391-4233 inside the U.S. or at +1 706/679-5594 outside of the U.S. The Conference ID is # 18206022.

Recorded replays of the conference call will be available on the website, and by telephone at +1 855/859-2056 inside the U.S. or at +1 404/537-3406 outside the U.S. beginning approximately two hours after the call's completion. The Conference ID is # 18206022.
The telephone replay will be available for approximately two weeks following the conference call. This news release, presentation materials referred to on the conference call (including those concerning our investment portfolio), and additional financial information are available on State Street's website, at www.statestreet.com/stockholder under “Investor Relations--Investor News & Events" and under the title “Events and Presentations.”
State Street Corporation (NYSE: STT) is the world's leading provider of financial services to institutional investors including investment servicing, investment management and investment research and trading. With $27.48 trillion in assets under custody and administration and $2.38 trillion* in assets under management as of March 31, 2014, State Street operates globally in more than 100 geographic markets and employs 29,530 worldwide. For more information, visit State Street's website at www.statestreet.com or call +1 877/639-7788 [NEWS STT] toll-free in the United States and Canada, or +1 678/999-4577 outside those countries.
* Assets under management include the assets of the SPDR® Gold ETF (approximately $34 billion as of March 31, 2014), for which State Street Global Markets, LLC, an affiliate of SSgA, serves as the distribution agent.
Forward-Looking Statements
This news release contains forward-looking statements as defined by United States securities laws, including statements relating to our goals and expectations regarding our business, financial and capital condition, results of operations, investment portfolio performance and strategies, the financial and market outlook, dividend and stock purchase programs, governmental and regulatory initiatives and developments, and the business environment. Forward-looking statements are often, but not always, identified by such forward-looking terminology as “expect,” “objective,” “intend,” “plan,” “forecast,” “outlook,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “will,” “trend,” “target,” “strategy” and “goal,” or similar statements or variations of such terms. These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements, and those statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to April 25, 2014.
Important factors that may affect future results and outcomes include, but are not limited to:

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the financial strength and continuing viability of the counterparties with which we or our clients do business and to which we have investment, credit or financial exposure, including, for example, the direct and indirect effects on counterparties of the sovereign-debt risks in the U.S., Europe and other regions;

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increases in the volatility of, or declines in the level of, our net interest revenue, changes in the composition or valuation of the assets recorded in our consolidated statement of condition (and our ability to measure the fair value of investment securities) and the possibility that we may change the manner in which we fund those assets;

•	the liquidity of the U.S. and international securities markets, particularly the markets for fixed-income securities and inter-bank credits, and the liquidity requirements of our clients;

•	the level and volatility of interest rates and the performance and volatility of securities, credit, currency and other markets in the U.S. and internationally;

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the credit quality, credit-agency ratings and fair values of the securities in our investment securities portfolio, a deterioration or downgrade of which could lead to other-than-temporary impairment of the respective securities and the recognition of an impairment loss in our consolidated statement of income;

•	our ability to attract deposits and other low-cost, short-term funding, and our ability to deploy deposits in a profitable manner consistent with our liquidity requirements and risk profile;

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the manner and timing with which the Federal Reserve and other U.S. and foreign regulators implement the Dodd-Frank Act changes to the Basel III capital framework and European legislation, such as the Alternative Investment Fund Managers Directive and Undertakings for Collective Investment in Transferable Securities Directives, with respect to the levels of regulatory capital we must maintain, our credit exposure to third parties, margin requirements applicable to derivatives, banking and financial activities and other regulatory initiatives in the U.S. and internationally, including regulatory developments that result in changes to our structure or operating model, increased costs or other changes to how we provide services;

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adverse changes in the regulatory capital ratios that we are required or will be required to meet, whether arising under the Dodd-Frank Act or the Basel III capital and liquidity standards, or due to changes in regulatory positions, practices or regulations in jurisdictions in which we engage in banking activities, including changes in internal or external data, formulae, models, assumptions or other advanced systems used in the calculation of our capital ratios that cause changes in those ratios as they are measured from period to period;

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increasing requirements to obtain the prior approval of the Federal Reserve or our other regulators for the use, allocation or distribution of our capital or other specific capital actions or programs, including acquisitions, dividends and equity purchases, without which our growth plans, distributions to shareholders, equity purchase programs or other capital initiatives may be restricted;

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changes in law or regulation, or the enforcement of law or regulation, that may adversely affect our business activities or those of our clients or our counterparties, and the products or services that we sell, including additional or increased taxes or assessments thereon, capital adequacy requirements, margin requirements and changes that expose us to risks related to the adequacy of our controls or compliance programs;

•	financial market disruptions or economic recession, whether in the U.S., Europe, Asia or other regions;

•	our ability to promote a strong culture of risk management, operating controls, compliance oversight and governance that meet our expectations and those of our clients and our regulators;

•	the results of, and costs associated with, government investigations, litigation and similar claims, disputes, or proceedings;

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delays or difficulties in the execution of our previously announced Business Operations and Information Technology Transformation program, which could lead to changes in our estimates of the charges, expenses or savings associated with the planned program and may cause volatility of our earnings;

•	the potential for losses arising from our investments in sponsored investment funds;

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the possibility that our clients will incur substantial losses in investment pools for which we act as agent, and the possibility of significant reductions in the liquidity or valuation of assets underlying those pools;

•	our ability to anticipate and manage the level and timing of redemptions and withdrawals from our collateral pools and other collective investment products;

•	the credit agency ratings of our debt and depository obligations and investor and client perceptions of our financial strength;

•	adverse publicity, whether specific to State Street or regarding other industry participants or industry-wide factors, or other reputational harm;

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our ability to control operational risks, data security breach risks and outsourcing risks, and our ability to protect our intellectual property rights, the possibility of errors in the quantitative models we use to manage our business and the possibility that our controls will prove insufficient, fail or be circumvented;

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dependencies on information technology and our ability to control related risks, including cyber-crime and other threats to our information technology infrastructure and systems and their effective operation both independently and with external systems, and complexities and costs of protecting the security of our systems and data;

•	our ability to grow revenue, control expenses, attract and retain highly skilled people and raise the capital necessary to achieve our business goals and comply with regulatory requirements;

•
changes or potential changes to the competitive environment, including changes due to regulatory and technological changes, the effects of industry consolidation and perceptions of State Street as a suitable service provider or counterparty;

•	changes or potential changes in how and in what amounts clients compensate us for our services, and the mix of services provided by us that clients choose;

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our ability to complete acquisitions, joint ventures and divestitures, including the ability to obtain regulatory approvals, the ability to arrange financing as required and the ability to satisfy closing conditions;

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the risks that our acquired businesses and joint ventures will not achieve their anticipated financial and operational benefits or will not be integrated successfully, or that the integration will take longer than anticipated, that expected synergies will not be achieved or unexpected negative synergies will be experienced, that client and deposit retention goals will not be met, that other regulatory or operational challenges will be experienced, and that disruptions from the transaction will harm our relationships with our clients, our employees or regulators;

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our ability to recognize emerging needs of our clients and to develop products that are responsive to such trends and profitable to us, the performance of and demand for the products and services we offer, and the potential for new products and services to impose additional costs on us and expose us to increased operational risk;

•	changes in accounting standards and practices; and

•	changes in tax legislation and in the interpretation of existing tax laws by U.S. and non-U.S. tax authorities that affect the amount of taxes due.
Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in our 2013 Annual Report on Form 10-K and our subsequent SEC filings. We encourage investors to read these filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this news release speak only as of the date hereof, April 25, 2014, and we do not undertake efforts to revise those forward-looking statements to reflect events after that date.